Exhibit 99.3

SE Global Equities Corp. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America
OTCBB: SEGB	SE Global Stockholders Approve Acquisition with China Interactive Marketing and Media Group to Form Sun New Media, Inc.	Sept 14th, 2005.

DIAMOND BAR, Calif., Sept. 14, 2005 (PRIMEZONE) -- SE Global Equities Corp. (OTC BB:SEGB.OB - News) ("SEG'') reports that the company's shareholders voted on Sept. 12th in an EGM (extraordinary general meeting) to proceed with the acquisition of all the shares of Sun New Media Group (SNMG) from Chinese media group Sun Media Investment Holdings Ltd (SMIH), under a share purchase agreement as previously set-forth in a press release issued on August 10th, 2005. The transaction, when completed, will leave SMIH and related parties as the majority owner of the company with 86% of the issued and outstanding shares of common stock on a non-diluted basis and 85% on a fully diluted basis.

In accordance with the share purchase agreement, SEG will change its name to Sun New Media, Inc. undergo a 1 share for 2 shares (1:2) reverse split, and issue 55 million post-consolidated shares to SMIH and related parties in exchange for 100% ownership of SNMG. SMIH will also guarantee a profit of no less then US $3 million within the next fiscal year. Any short fall on the net income will be assumed and compensated by SMIH.

The company will issue an announcement regarding the new trading symbol, and the date for the reverse stock split and closing of the share purchase agreement and related transactions upon notification by NASDAQ. SEG will then begin to trade under its new name and on a consolidated basis on the same date under the new symbol on the OTCBB and have the new CUSIP number 86681W 10 4.

The acquisition of SNMG brings two key sets of assets under the control of SEG, potentially increasing value for current shareholders and diversifying sources of income for the company. First, SNMG controls Compass Multi-Media Inc, an innovative online interactive marketer, which targets corporate communications, product promotion and consumer online publishing sectors in China. Second, SNM holds the program distribution and licensing rights to all the television programs produced and owned by SMIH and certain subsidiaries. The program distribution rights include a number of highly popular television programs aired in China such as Yang Lan One on One, C'est La Vie Daily, 66 Places of a Lifetime, and Olympics & Me, many of which feature leading Chinese television personality Ms. Yang Lan.

Building from these core assets, the company will pursue a focused strategy of becoming the leading integrated, interactive marketing and communications company serving affluent consumers and leading corporations in China. To reflect its new direction, the company will henceforth be known as ``Sun New Media Inc.'' (SNM). By providing innovative services and technologies supported by outstanding management, SNM aims to secure a major share of the multimedia market in China, which is expected to become the largest sector in the Chinese economy by 2010, exceeding aggregate revenues of RMB 1500 Billion (1) (US $181 Billion).

To oversee the new company's growth strategy, the shareholders also voted to elect as directors on close of the acquisition three associates of SMIH: Dr. Bruno Wu; Chauncey Shey; and John Li. The management team includes prominent serial investors and insiders from the media and IT fields in China. SNM's Chairman Dr. Bruno Wu, is Chairman of Sun Media Investment Holdings Ltd., and former Chairman of Sina Corporation (NasdaqNM:SINA - News), and former Chief Operating Officer of Hong Kong's ATV. SNM's Vice-Chairman is Chauncey Shey, CEO and President of Softbank Venture Capital China, and Co-Founder and former EVP of UT Starcom. SNM Director, John Li is currently the President of Sun New Media Group and previous to that he worked for 10 years with Framlington Funds, where he served as a senior Fund Manager and the Head of the Asia Pacific region.

SNM Chief Financial Officer and Corporate Secretary, Fendi Cheung has more than 10 years experience in senior financial positions in listed companies in the Greater China region.

SNM Chairman, Dr. Bruno Wu, commented: ``We have a strategic vision of what this company can achieve in the multimedia market in China, and the skills and experience to achieve that goal. We thank our shareholders for their confidence in us, and believe the company is set on the path to new levels of success.''

About Sun Media

Sun Media Investment Limited is an investment group focusing on growth opportunities in media markets in Asia, particularly Greater China. SMIH works to add value by creating and sustaining branded content platforms, which it can leverage across many different forms of media. Today, SMIH is one of the largest privately owned media groups in China in terms of net assets value and profitability. SMIH has activities in six strategic areas: television, news media, publishing, education, advertising and sports. In all, SMIH has direct interests in 11 media companies, through which it holds shares in more than 30 media operations, controlling no less than 60 media brands in 9 countries and 15 cities. To view a recent corporate video on Sun Media Investment Holdings visit: http://www.cag-global.com/newflash/sun.html.

For more information on Sun New Media, Inc. please visit the company's new website at http://www.sunnewmedia.com, which will be launched in the coming days.

 SE Global Equities Corp.

"Toby Chu"
Toby Chu
Chairman & C.E.O.

This press release includes statements that may constitute ``forward-looking'' statements, usually containing the word ``believe,'' ``estimate,'' ``project,'' ``expect'' ``plan'' ``anticipate'' or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.

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